Coty Inc. Reports Fiscal 2015 Fourth Quarter and Full Year Results

Strong Fiscal 2015 Adjusted Earnings Per Share Growth of 22%
Global Efficiency Plan Savings Target Expanded by $70 Million to $270 Million
$700 Million Class A Share Repurchase Program Announced

NEW YORK - August 13, 2015-- Coty Inc. (NYSE: COTY) today announced financial results for the fourth quarter and fiscal year ended June 30, 2015.

Results at a glance	Three Months Ended June 30, 2015			Year Ended June 30, 2015
		Change			Change
(in millions, except per share data)		Reported Basis	Constant Currency		Reported Basis	Constant Currency
Net revenues	$1,019.5	(2%)	7%	$4,395.2	(3%)	2%
Like-for-like*	0%			0%
Operating (loss) income - reported	(23.4)	<(100%)		395.1	>100%
Operating income - adjusted*	60.0	20%	25%	528.9	6%	7%
Net income - reported	21.0	>100%		232.5	>100%
Net income - adjusted*	29.7	>100%		359.5	14%
EPS (diluted) - reported	$0.05	>100%		$0.64	>100%
EPS (diluted) - adjusted*	$0.08	>100%		$0.99	22%

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Fiscal 2015 Summary

•	Net revenues of $4,395.2 million were flat like-for-like and decreased 3% as reported

•	Adjusted operating income of $528.9 million increased 6% from $500.6 million in the prior-year

•	Reported net income of $232.5 million increased from $(97.4) million in the prior-year

•	Adjusted net income of $359.5 million increased from $316.2 million in the prior-year

•	Adjusted earnings per diluted share of $0.99 increased 22% from $0.81 in the prior-year

•	Net cash provided by operating activities was $526.3 million compared to $536.5 million in the prior-year

Fourth Quarter Fiscal 2015 Summary

•	Net revenues of $1,019.5 million were flat like-for-like and decreased 2% as reported

•	Adjusted operating income of $60.0 million increased 20% from $49.8 million in the prior-year period

•	Reported net income of $21.0 million increased from $(20.1) million in the prior-year period

•	Adjusted net income of $29.7 million increased from $9.9 million in the prior-year period

•	Adjusted earnings per diluted share of $0.08 increased 167% from $0.03 in the prior-year period

•	Net cash provided by operating activities was $138.1 million compared to $93.4 million in the prior-year period

Commenting on Coty’s performance, Bart Becht, Chairman and Interim CEO said: “2015 was a good year. We made meaningful progress on our strategy of driving revenue growth on power brands, while fueling profit growth behind efficiency programs. During the year, power brand net revenue growth, while still modest, was in the low single digits like-for-like, driven by Marc Jacobs, Chloe, Sally Hansen, Rimmel, and philosophy. On profits and margins, we made material progress over the last 9 months resulting in full year adjusted diluted EPS being up by 22%.

In terms of driving profit growth behind efficiency programs, we are happy to confirm that we have identified additional opportunities. As a result, we are increasing the savings target for our Global Efficiency Program by 35%

to $270 million by fiscal year 2017. These additional savings should allow us to continue to drive margin expansion, while also re-investing part of these savings to gradually improve the growth trajectory of the overall business.

Last month, we announced a transaction agreement with P&G’s Fragrances, Color Cosmetics, and Hair Color businesses. We remain very excited about this transaction's potential for Coty. We continue to believe that it will not just create a pure-play global leader and challenger in the beauty industry, with approximately $10 billion in revenues, it will also offer material cost and cash savings as well as longer term enhanced growth opportunities.

We will also continue our Share Repurchase Program, with $700 million authorized by the Board, that shows our commitment to returning cash to shareholders.”

Basis of Presentation and Exceptional Items

The term “like-for-like” describes the performance of the business on a comparable basis, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs to the extent applicable. Refer to “Non-GAAP Financial Measures” for a definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues and adjusted operating income are presented on an actual and a constant currency basis. Net revenues are also reported on an adjusted basis and like-for-like. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Selling, general and administrative expense (SG&A), effective tax rate, cash tax rate, gross margin, net income, operating income and operating income margin are presented on an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Fiscal 2015 Summary Operating Review

Net revenues of $4,395.2 million were flat like-for-like and declined 3% as reported from the prior-year. Strong like-for-like growth in Color Cosmetics was offset by declines in Fragrances and Skin & Body Care. The 8% like-for-like increase in the Color Cosmetics segment was driven by power brands, Sally Hansen and Rimmel. Fragrances declined 2% like-for-like driven by declines in celebrity brands and a lower level of new launch activity in select brands. Skin & Body Care declined 5% like-for-like, driven primarily by lower net revenues from body care brands adidas and Playboy, offsetting growth in philosophy. By geographic region, modest like-for-like growth in the Americas was tempered by flat like-for-like results in EMEA and Asia Pacific. Americas net revenues grew 1% like-for-like, reflecting the contribution from the commercial distributor relationship with Avon in Brazil and a stable business in the U.S. EMEA revenues were flat like-for-like, as growth in Eastern Europe, the Middle East and South Africa, and consistent results in Germany and Southern Europe, were offset by declines in the U.K. and Travel Retail. Asia Pacific net revenues were flat like-for-like, reflecting growth in Australia and Travel Retail, consistent revenues in Southeast Asia, and declines in China in part due to a change in business model. Emerging markets grew 4% like-for-like during the year, accounting for 29% of net revenues in fiscal 2015 compared to 28% of net revenues in the prior year on a like-for-like basis.

Adjusted gross margin of 60.1% increased from 59.6% in the prior-year. This increase primarily reflected continuous efforts in driving supply chain efficiencies, despite an ongoing increased level of discounts and allowances.

Adjusted SG&A expense as a percentage of adjusted net revenues decreased to 46.3% from 46.7% in the prior-year. The percentage decrease was driven by lower fixed costs and reduced advertising and consumer promotion spending supported by a rationalization of spending on non-power brands and reduced non-strategic spending, as well as foreign currency translation.

Operating income increased to $395.1 million from $25.7 million in the prior-year. The reported operating income increase primarily reflected the $316.9 million one-time asset impairment charge in the prior-year.

Adjusted operating income increased 6% to $528.9 million from $500.6 million in the prior-year. As a percentage of adjusted net revenues, adjusted operating margin increased 100 basis points to 12.0% from 11.0%.

Adjusted effective tax rate was 15.0% compared to 18.9% in the prior-year. The adjusted cash tax rate for the year was 23.0%.

Net income increased to $232.5 million from $(97.4) million in the prior-year.

Adjusted net income increased 14% to $359.5 million from $316.2 million in the prior-year, reflecting higher adjusted operating income, lower taxes and lower diluted shares outstanding. As a percentage of net revenues, adjusted net income margin increased 130 basis points to 8.2% from 6.9% in the prior-year.

Cash Flows

•	Net cash provided by operating activities for fiscal 2015 was $526.3 million, compared to $536.5 million in the prior-year

•	Free cash flow was $325.4 million in fiscal 2015 compared to $305.0 million in the prior-year.

•	During the year, the Company repurchased in the open market 13.4 million Class A shares for $263 million.

•
Net debt increased by $237.9 million to $2,293.4 million from $2,055.5 million at June 30, 2014 primarily driven by the cash used for the share repurchase program, restructuring costs, and the make-whole fee related to the prepayment of the Senior Notes, partially offset by free cash flow.

Fiscal 2015 Business Review by Segment

	Year Ended June 30,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$2,178.3	$2,324.0	(6%)	(2%)	(2%)	$352.7	$341.2	3%	5%
Color Cosmetics	1,445.0	1,366.2	6%	12%	8%	161.0	156.8	3%	5%
Skin & Body Care	771.9	861.4	(10%)	(4%)	(5%)	15.2	2.6	>100%	>100%
Total	$4,395.2	$4,551.6	(3%)	2%	0%	$528.9	$500.6	6%	7%

Fragrances

•	Fragrances net revenues decreased 2% like-for-like driven by declines in celebrity brands and a lower level of new launch activity in select brands.

•
Adjusted operating income for Fragrances increased 3% to $352.7 million from $341.2 million in the prior-year, resulting in a 16.2% adjusted operating income margin, an increase of 150 basis points versus the prior-year.

Color Cosmetics

•	Color Cosmetics net revenues increased 8% like-for-like driven by strong growth in the Sally Hansen and Rimmel power brands, reflecting the success of new launches.

•
Adjusted operating income for Color Cosmetics increased 3% to $161.0 million from $156.8 million in the prior-year, resulting in an 11.1% adjusted operating income margin, a decrease of 40 basis points compared to the prior-year, primarily driven by impact of the Bourjois acquisition.

Skin & Body Care

•
Skin & Body Care net revenues decreased 5% like-for-like, primarily driven by a decline in body care products, in part due to the business model change in China, partially offset by growth in the philosophy brand.

•
Adjusted operating income for Skin & Body Care increased to $15.2 million from $2.6 million in the prior-year, resulting in a 2.0% adjusted operating income margin, an increase of 170 basis points compared to the prior-year period.

Fiscal 2015 Business Review by Geographic Region

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$1,696.0	$1,703.8	0%	1%	1%
EMEA	2,166.0	2,302.9	(6%)	2%	0%
Asia Pacific	533.2	544.9	(2%)	2%	0%
Total	$4,395.2	$4,551.6	(3%)	2%	0%

Americas

•
The net revenues like-for-like increase in the region reflects the contribution from the commercial distributor relationship with Avon in Brazil and a stable U.S. business, partially offset by declines in Canada.

•	Key brands contributing to the region's growth include Sally Hansen, Rimmel, Marc Jacobs, Chloe, and philosophy.

Europe, the Middle East & Africa

•
The flat like-for-like net revenues were driven by growth in South Africa, the Middle East and Eastern Europe, and consistent results in Germany and Southern Europe, offset by declines in the U.K. and Travel Retail.

•	Key growth brands in the region include power brands Rimmel, Sally Hansen, OPI, Chloe, Calvin Klein, and Marc Jacobs.

Asia Pacific

•	Flat like-for-like net revenues primarily reflected growth in Australia and Travel Retail, consistent revenues in Southeast Asia, and declines in China in part due to a change in business model.

•	Key growth brands in the region include power brands Rimmel, OPI, and philosophy.

Fourth Quarter Fiscal 2015 Summary Operating Review

•	For the three months ended June 30, 2015, the Company reported net revenues of $1,019.5 million, reflecting flat results like-for-like and a decline of 2% as reported.

•
Color Cosmetics recorded 9% net revenue like-for-like growth, Fragrances declined 3% like-for-like, and Skin & Body Care declined 7% like-for-like. By geographic region, net revenue grew 5% like-for-like in the Americas, offset by a 2% like-for-like decline in EMEA and a 3% like-for-like decline in Asia Pacific.

•
Adjusted operating income increased $10.2 million to $60.0 million from $49.8 million in the prior-year period. Adjusted operating margin as a percentage of adjusted net revenues increased 120 basis points to 5.9%

compared to 4.7%, primarily reflecting higher gross margin and lower SG&A, driven by lower advertising and promotion spending.

•
Adjusted net income attributable to Coty Inc. increased $19.8 million to $29.7 million from $9.9 million in the prior-year period, driven by higher adjusted operating income and a tax benefit in the quarter. Adjusted net earnings per diluted share of $0.08 increased from $0.03 the prior-year period.

•	Net cash provided by operating activities was $138.1 million compared to $93.4 million in the prior-year period.

Outlook for Fiscal 2016 Full Year

Coty remains focused on growing its power brands through innovation, strong support levels, and improved "in-market" execution. The Company is targeting modest improvement in total like-for-like net revenue coupled with continued strong growth in profitability behind its efficiency programs.

Having completed almost a full year following the organizational redesign and launch of the Global Efficiency Program, the Company is raising its Global Efficiency Program savings target by 35% or $70 million. The Company is now aiming to deliver annual savings of $270 million by fiscal year 2017. The anticipated pre-tax charges associated with the Program remained unchanged at $250 to $300 million.

Other noteworthy company developments:

•
On July 9th, the Company announced the signing of a definitive agreement to merge P&G's fine fragrance, color cosmetics, and hair color businesses into Coty through a tax-free Reverse Morris Trust transaction. The transaction is expected to create one of the world’s largest beauty companies.

•	Bart Becht to remain interim Chief Executive Officer, announced on June 23.

•	On April 1st, the Company completed the acquisition of the Bourjois cosmetics brand from Chanel.

•	Coty announced the authorization of a $700 million share repurchase program for its Class A shares.

In addition, JAB Cosmetics B.V., Coty's largest shareholder, has advised the Company that it intends to purchase approximately 6 million Class A shares in the open market.

Conference Call

Coty Inc. will host a conference call at 9:30 a.m. (ET) today, August 13, 2015 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 3983586). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 3983586).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2016. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “

believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

•	the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;

•	the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;

•
the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its recently announced transaction with P&G to purchase P&G’s fine fragrances, color cosmetics and hair color businesses, and its recently completed acquisition of Bourjois;

•	the Company’s ability to implement the Organizational Redesign restructuring program as planned and the success of the program in delivering anticipated improvements and efficiencies;

•
risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;

•	dependence on certain licenses, entities performing outsourced functions and third-party suppliers;

•
the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;

•	the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;

•	administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•	impairments to the Company’s goodwill and other assets;

•
global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;

•	the Company’s ability to manage seasonal variability;

•	consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;

•	disruptions in operations;

•	increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;

•	changes in laws, regulations and policies that affect the Company’s business or products;
and

•	the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

For more information:

Investor Relations
Kevin Monaco, (212) 389-6815

Media
Jessica Baltera, (212) 389-7584

Non-GAAP Financial Measures

The company operates on a global basis, with the majority of net revenues generated outside of the U.S.
Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a like-for-like basis. The Company believes that like-for-like growth better enables management and investors to analyze and compare our organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the discontinuation of the TJoy brand, the reorganization of our mass business in China, the divestiture of one of our licenses, the expiration of a certain North American service agreement that was not renewed, and net revenues attributable to the acquisition of Bourjois, and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of our net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues.” For a reconciliation of our like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions.”

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare the underlying business results from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs, to the extent applicable. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures and the contingent purchase price consideration payments of up to $30.0 per year related to the Unilever Cosmetics International acquisition. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$4,395.2	$4.8	$4,390.4	$236.6	$4,627.0
Cost of sales	1,757.0	4.6	1,752.4	99.1	1,851.5
Gross profit	2,638.2	0.2	2,638.0	137.5	2,775.5
Gross margin	60.0%		60.1%		60.0%
Selling, general and administrative expenses	2,066.1	31.7	2,034.4	127.8	2,162.2
as % of Net revenues	47.0%		46.3%		46.7%
Amortization expense	74.7	—	74.7	1.8	76.5
Restructuring costs	75.4	75.4	—	—	—
Acquisition-related costs	34.1	34.1	—	—	—
Gain on sale of asset	(7.2)	(7.2)	—	—	—
Operating income	395.1	133.8	528.9	7.9	536.8
as % of Net revenues	9.0%		12.0%		11.6%
Interest expense, net	73.0	—	73.0
Loss on early extinguishment of debt	88.8	88.8	—
Income before income taxes	233.3	222.6	455.9
(Benefit) provision for income taxes	(26.1)	(94.4)	68.3
Net income	259.4	128.2	387.6
Net income attributable to noncontrolling interests	15.1	(1.2)	16.3
Net income attributable to redeemable noncontrolling interests	11.8	—	11.8
Net income attributable to Coty Inc.	$232.5	$127.0	$359.5
as % of Net revenues	5.3%		8.2%

EPS (diluted)	$0.64		$0.99

	Year Ended June 30, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,551.6	$(15.4)	$4,567.0
Cost of sales	1,865.7	19.1	1,846.6
Gross profit	2,685.9	(34.5)	2,720.4
Gross margin	59.0%		59.6%
Selling, general and administrative expenses	2,219.6	85.5	2,134.1
as % of Net revenues	48.8%		46.7%
Amortization expense	85.7	—	85.7
Restructuring costs	37.3	37.3	—
Acquisition-related costs	0.7	0.7	—
Asset impairment charges	316.9	316.9	—
Operating income	25.7	474.9	500.6
as % of Net revenues	0.6%		11.0%
Interest expense, net	68.5	—	68.5
Other expense, net	1.3	—	1.3
(Loss) income before income taxes	(44.1)	474.9	430.8
Provision for income taxes	20.1	(61.3)	81.4
Net (loss) income	(64.2)	413.6	349.4
Net income attributable to noncontrolling interests	17.8	—	17.8
Net income attributable to redeemable noncontrolling interests	15.4	—	15.4
Net (loss) income attributable to Coty Inc.	$(97.4)	$413.6	$316.2
as % of Net revenues	(2.1%)		6.9%

EPS (diluted)	$(0.26)		$0.81

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Three Months Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,019.5	$(2.3)	$1,021.8	$96.4	$1,118.2
Cost of sales	414.1	4.2	409.9	37.8	447.7
Gross profit	605.4	(6.5)	611.9	58.6	670.5
Gross margin	59.4%		59.9%		60.0%
Selling, general and administrative expenses	558.4	25.7	532.7	55.3	588.0
as % of Net revenues	54.8%		52.1%		52.6%
Amortization expense	19.2	—	19.2	0.9	20.1
Restructuring costs	19.0	19.0	—	—	—
Acquisition-related costs	32.2	32.2	—	—	—
Operating (loss) income	(23.4)	83.4	60.0	2.4	62.4
as % of Net revenues	(2.3%)		5.9%		5.6%
Interest expense, net	16.7	—	16.7
Other expense, net	0.2	—	0.2
(Loss) income before income taxes	(40.3)	83.4	43.1
(Benefit) provision for income taxes	(65.9)	(74.7)	8.8
Net income	25.6	8.7	34.3
Net income attributable to noncontrolling interests	1.1	—	1.1
Net income attributable to redeemable noncontrolling interests	3.5	—	3.5
Net income attributable to Coty Inc.	$21.0	$8.7	$29.7
as % of Net revenues	2.1%		2.9%

EPS (diluted)	$0.05		$0.08

	Three Months Ended June 30, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,041.5	$(15.4)	$1,056.9
Cost of sales	448.8	8.6	440.2
Gross profit	592.7	(24.0)	616.7
Gross margin	56.9%		58.3%
Selling, general and administrative expenses	557.7	10.1	547.6
as % of Net revenues	53.5%		51.8%
Amortization expense	19.3	—	19.3
Restructuring costs	27.1	27.1	—
Operating (loss) income	(11.4)	61.2	49.8
as % of Net revenues	(1.1%)		4.7%
Interest expense, net	17.1	—	17.1
Other expense, net	3.6	—	3.6
(Loss) income before income taxes	(32.1)	61.2	29.1
(Benefit) for income taxes	(19.3)	(31.2)	11.9
Net (loss) income	(12.8)	30.0	17.2
Net income attributable to noncontrolling interests	3.3	—	3.3
Net income attributable to redeemable noncontrolling interests	4.0	—	4.0
Net (loss) income attributable to Coty Inc.	$(20.1)	$30.0	$9.9
as % of Net revenues	(1.9%)		0.9%

EPS (diluted)	$(0.05)		$0.03

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Operating (Loss) Income	$(23.4)	$(11.4)	<(100%)	$395.1	$25.7	>100%
% of Net revenues	(2.3%)	(1.1%)		9.0%	0.6%
Restructuring and other business realignment costs (a)	27.4	18.1	51%	91.4	34.1	>100%
Acquisition-related costs (b)	38.9	0.1	>100%	44.2	26.9	64%
Share-based compensation expense adjustment (c)	17.7	7.7	>100%	18.3	27.6	(34%)
Asset impairment charges (d)	—	—	N/A	—	316.9	(100%)
Public entity preparedness costs (e)	—	—	N/A	—	1.2	(100%)
Real estate consolidation program costs (f)	—	(0.1)	100%	(0.7)	32.3	<(100%)
China Optimization (g)	(0.6)	35.4	<(100%)	(19.4)	35.9	<(100%)
Total adjustments to Reported Operating (Loss) Income	83.4	61.2	36%	133.8	474.9	(72%)
Adjusted Operating Income	$60.0	$49.8	20%	$528.9	$500.6	6%
% of Net revenues	5.9%	4.8%		12.0%	11.0%
% of Net revenues excluding China Optimization	5.9%	4.7%		12.0%	11.0%
(a) For the three months ended June 30, 2015, charges related to restructuring programs of $18.9 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude income of $0.1 related to refinements in estimates associated with China Optimization. Other business realignment costs of $8.5 (of which $0.8 consists of accelerated depreciation expense) included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate. For the three months ended June 30, 2014, charges related to restructuring programs of $17.3 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude costs of $9.8 related to refinements in estimates associated with China Optimization. Other business realignment costs of $0.8 included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate. For the year ended June 30, 2015, charges related to restructuring programs of $76.0 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude income of $0.6 related to refinements in estimates associated with China Optimization. Other business realignment costs of $15.4 (of which $1.3 consists of accelerated depreciation expense) included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate. For the year ended June 30, 2014, charges related to restructuring programs of $27.5 included in restructuring costs in the Consolidated Statements of Operations in Corporate exclude costs of $9.8 related to refinements in estimates associated with China Optimization. Other business realignment costs of $6.6 (of which $0.4 consists of accelerated depreciation expense) included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.
(b) For the three months ended June 30, 2015, costs of $38.9 primarily consist of consulting and legal fees related to the acquisition of Procter & Gamble’s (“P&G”) fine fragrance, color cosmetics and hair color business (“P&G Business”) and the Bourjois acquisition of $30.2 and $2.0, respectively, included acquisition-related costs in the Consolidated Statements of Operations. Also included in connection with the Bourjois acquisition are $3.3 of costs related to acquisition accounting impacts of revaluation of acquired inventory and $0.9 of costs related to inventory obsolescence, included in cost of sales in the Consolidated Statements of Operations, and $2.5 of costs related to sales returns, included in net revenues in the Consolidated Statements of Operations. Acquisition-related costs of $35.5 and $3.4 were reported in Corporate and the Color Cosmetics segment, respectively. For the three months ended June 30, 2014, costs related to the revaluation of inventory buyback associated with the planned conversion from distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Consolidated Statements of Operations in Corporate. For the year ended June 30, 2015, costs of $44.2 primarily consist of consulting and legal fees related to the acquisition of the P&G business and the Bourjois acquisition of $30.2 and $3.9, respectively, included acquisition-related costs in the Consolidated Statements of Operations. Also included in connection with the Bourjois acquisition are $3.3 of costs related to acquisition accounting impacts of revaluation of acquired inventory and $0.9 of costs related to inventory obsolescence, included in cost of sales in the Consolidated Statements of Operations, and $2.5 of costs related to sales returns, included in net revenues in the Consolidated Statements of Operations. In addition, costs of $3.4 related to the revaluation of inventory buyback associated with the planned conversion from distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Consolidated Statements of Operations. Acquisition-related costs of $40.8 and $3.4 were reported in Corporate and the Color Cosmetics segment, respectively. For the year ended June 30, 2014, acquisition-related costs of $26.9 consisted of fees primarily related to the termination of a pre-existing manufacturing and distribution contract in South Africa after forming a wholly owned subsidiary in South Africa of $15.2 and costs of $0.4 related to certain completed or contemplated business combinations, included in selling, general and administrative expenses, costs related to acquisition accounting impacts of revaluation of acquired inventory of $10.6, included in cost of sales in the Consolidated Statements of Operations and $0.7 of costs related to certain completed or contemplated business combinations, included in acquisition-related costs in the Consolidated Statements of Operations in Corporate.
(c) From June 12, 2013, the effective date of the share-based compensation plan amendments, the share-based compensation expense adjustment represents the difference between equity plan accounting using the grant date fair value and equity plan accounting using the June 12, 2013 fair value. Prior to June 12, 2013, the share-based compensation expense adjustment represented the difference between share-based compensation expense accounted for under equity plan accounting based on grant date fair value, and under liability plan accounting. Share-based compensation expense adjustment may also include special transactions.These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.
(d) Charges in the year ended June 30, 2014, reflect asset impairment charges related to goodwill, identifiable intangible assets and certain tangible assets. This amount is included in asset impairment charges in the Consolidated Statements of Operations in the Skin and Body Care segment.
(e) Charges in the year ended June 30, 2014 related to a third party expense reimbursement and remaining miscellaneous costs associated with the Company’s initial public offering. These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.
(f) For the three months ended June 30, 2014 and the year ended June 30, 2015, income related to the refinement of estimates in connection with the consolidation of real estate in New York. For the year ended June 30, 2014, charges primarily related to the consolidation of real estate in New York. These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate.
(g) For the three months ended June 30, 2015 income related to China Optimization of $0.6. For the three months ended June 30, 2014, charges related to the reorganization of the Company's mass business in China of $35.4 which consist of restructuring costs of $9.8 included in restructuring costs in the Consolidated Statements of Operations in Corporate and a one-time charge related to product returns of $25.6. The one-time charge consists of the following: $15.4 of costs related to product retu rns included in net revenues in the Consolidated Statements of Operations of which $14.4 is reported in the Skin & Body Care segment and $1.0 is reported in the Color Cosmetics segment, $8.5 of costs related to inventory obsolescence included in cost of sales in the Consolidated Statements of Operations of which $6.9 is reported in the Skin & Body Care segment and $1.6 is reported in the Color Cosmetics segment, and $1.7 of costs primarily related to the write-off of marketing material and accelerated depreciation of building furniture included in selling, general and administrative expenses in the Consolidated Statements of Operations reported in the Skin & Body Care segment. For the year ended June 30, 2015 income related to China Optimization of $19.4, which consisted of $17.9, $0.9 and $0.6 in the Skin & Body Care segment, Color Cosmetics segment and Corporate, respectively. Income of $7.3, $7.2, $3.0, $1.3 and $0.6 was recorded in net revenues, gain on sale of asset, cost of sales, selling, general and administrative expenses and restructuring costs in the Consolidated Statements of Operations, respectively. For the year ended June 30, 2014, charges related to the reorganization of the Company's mass business in China of $35.9 which consist of the items included in the three months ended June 30, 2014 and additional consulting costs of $0.5 included in selling, general and administrative expenses in the Consolidated Statements of Operations in Corporate. China Optimization primarily reflects refinement in estimates and miscellaneous costs associated with the program.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$(40.3)	$(65.9)	163.5%	$(32.1)	$(19.3)	60.1%
Adjusted to Reported Operating Income (Loss) (a)	83.4	74.7		61.2	31.2
Adjusted Income Before Taxes	$43.1	$8.8	20.4%	$29.1	$11.9	40.9%

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$43.1	21.6	50.1%	$29.1	24.8	85.2%

	Year Ended June 30, 2015			Year Ended June 30, 2014
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$233.3	$(26.1)	(11.2%)	$(44.1)	$20.1	(45.6%)
Adjusted to Reported Operating Income (a)	133.8	60.4		474.9	61.3
Other Adjustments (b)	88.8	34.0		0.0
Adjusted Income Before Taxes	$455.9	$68.3	15.0%	$430.8	$81.4	18.9%

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$455.9	$104.8	23.0%	$430.8	$84.1	19.5%
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"
(b) See "Reconciliation of Net Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc."

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Income (Loss) Attributable to Coty Inc.	$21.0	$(20.1)	>100%	$232.5	$(97.4)	>100%
% of Net revenues	2.1%	(1.9%)		5.3%	(2.1%)
Adjustments to Reported Operating (Loss) Income (a)	83.4	61.2	36%	133.8	474.9	(72%)
Loss on early extinguishment of debt (b)	—	—	N/A	88.8	—	N/A
Adjustments to noncontrolling interest expense (c)	—	—	N/A	(1.2)	—	N/A
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(74.7)	(31.2)	<(100%)	(94.4)	(61.3)	(54%)
Adjusted Net Income Attributable to Coty Inc.	$29.7	$9.9	>100%	$359.5	$316.2	14%
% of Net revenues	2.9%	1.0%		8.2%	6.9%
% of Net revenues excluding China Optimization	2.9%	0.9%		8.2%	6.9%

Per Share Data
Adjusted weighted-average common shares
Basic	360.4	374.3		353.3	381.7
Diluted	369.4	383.9		362.9	390.7
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.09	$0.03		$1.02	$0.83
Diluted	$0.08	$0.03		$0.99	$0.81

(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”
(b) In the year ended June 30, 2015 loss on early extinguishment of debt associated with repurchase of the Senior Notes. Included in loss on early extinguishment of debt in the Consolidated Statements of Operations.
(c) In the year ended June 30, 2015 noncontrolling interest expense related to the revaluation of inventory buyback associated with the conversion from distributor to subsidiary distribution model in a select emerging market. Included in net income attributable to noncontrolling interests in the Consolidated Statements of Operations.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Year Ended June 30,
(in millions)	2015	2014	2013
Net cash provided by operating activities	$526.3	$536.5	$463.9
Capital expenditures	(170.9)	(201.5)	(193.9)
Additions of goodwill	(30.0)	(30.0)	(30.0)
Free cash flow	$325.4	$305.0	$240.0

Cash used for private company stock option exercises	—	—	154.5
Free cash flow excluding cash used for private company stock option exercises	$325.4	$305.0	$394.5

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30,
	Net Revenues		Change			Adjusted Operating Income (Loss)		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$414.4	$460.5	(10%)	(3%)	(3%)	$27.7	$7.5	>100%	>100%
Color Cosmetics	423.8	375.6	13%	24%	9%	40.0	49.6	(19%)	(13%)
Skin & Body Care	181.3	205.4	(12%)	(2%)	(7%)	(7.7)	(7.3)	(5%)	(33%)
Total	$1,019.5	$1,041.5	(2%)	7%	0%	$60.0	$49.8	20%	25%

	Year Ended June 30,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$2,178.3	$2,324.0	(6%)	(2%)	(2%)	$352.7	$341.2	3%	5%
Color Cosmetics	1,445.0	1,366.2	6%	12%	8%	161.0	156.8	3%	5%
Skin & Body Care	771.9	861.4	(10%)	(4%)	(5%)	15.2	2.6	>100%	>100%
Total	$4,395.2	$4,551.6	(3%)	2%	0%	$528.9	$500.6	6%	7%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended June 30,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$405.0	$391.7	3%	5%	5%
EMEA	497.1	533.2	(7%)	8%	(2%)
Asia Pacific	117.4	116.6	1%	8%	(3%)
Total	$1,019.5	$1,041.5	(2%)	7%	0%

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$1,696.0	$1,703.8	0%	1%	1%
EMEA	2,166.0	2,302.9	(6%)	2%	0%
Asia Pacific	533.2	544.9	(2%)	2%	0%
Total	$4,395.2	$4,551.6	(3%)	2%	0%

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Revenues	$1,019.5	$1,041.5	(2%)	$4,395.2	$4,551.6	(3%)
Net Revenues related to Bourjois Acquisition (a)	46.1	—	N/A	46.1	—	N/A
Net Revenues related to TJoy Discontinuation and China Optimization (b)	0.2	(12.7)	>100%	8.2	(0.9)	>100%
Net Revenues related to 2013 Ceased Activities (c)	—	—	N/A	—	2.3	(100%)
Net Revenues (excluding Bourjois Acquisition, TJoy Discontinuation and China Optimization and 2013 Ceased Activities)	$973.2	$1,054.2	(8%)	$4,340.9	$4,550.2	(5%)
Net Revenues at Constant Rates	$1,115.4	$1,041.5	7%	$4,631.4	$4,551.6	2%
Net Revenues at Constant Rate (excluding Bourjois Acquisition, TJoy Discontinuation and China Optimization and 2013 Ceased Activities)	$1,058.0	$1,054.2	0%	$4,566.0	$4,550.2	0%

(a) In fiscal 2015 we completed the acquisition of the Bourjois cosmetics brand ("Bourjois Acquisition").
(b) In fiscal 2014 we announced the discontinuation of our TJoy brand and the reorganization of our mass business in China (“China Optimization”).
(c) In fiscal 2013, one of our licenses was divested and a certain North American service agreement expired and was not renewed (“2013 Ceased Activities”). The 2013 Ceased Activities had residual net revenues in fiscal 2014.

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Revenues - Emerging Markets	$268.7	$287.5	(7%)	$1,232.1	$1,251.6	(2%)
Net Revenues related to Bourjois Acquisition - Emerging Markets (a)	3.4	—	N/A	3.4	—	N/A
Net Revenues related to TJoy Discontinuation and China Optimization - Emerging Markets (b)	0.2	(12.7)	>100%	8.2	(0.9)	>100%
Net Revenues (excluding Bourjois Acquisition and TJoy Discontinuation and China Optimization) - Emerging Markets	$265.1	$300.2	(12%)	$1,220.5	$1,252.5	(3%)
Net Revenues at Constant Rates - Emerging Markets	$296.9	$287.5	3%	$1,321.5	$1,251.6	6%
Net Revenues at Constant Rates (excluding Bourjois Acquisition and TJoy Discontinuation and China Optimization) - Emerging Markets	$291.7	$300.2	(3%)	$1,308.3	$1,252.5	4%
(a) In fiscal 2015 we completed the Bourjois Acquisition.
(b) In fiscal 2014 we announced the discontinuation of our TJoy brand and the reorganization of our mass business in China (“China Optimization”).

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$27.7	$—	$27.7	$1.4	$29.1
Color Cosmetics	36.7	(3.3)	40.0	3.0	43.0
Skin and Body Care	(7.5)	0.2	(7.7)	(2.0)	(9.7)
Corporate	(80.3)	(80.3)	—	—	—
Total	$(23.4)	$(83.4)	$60.0	$2.4	$62.4

OPERATING MARGIN
Fragrances	6.7%		6.7%		6.5%
Color Cosmetics	8.7%		9.4%		9.2%
Skin and Body Care	(4.1%)		(4.3%)		(4.8%)
Corporate	N/A		N/A		N/A
Total	(2.3%)		5.9%		5.6%

	Three Months Ended June 30, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$7.5	$—	$7.5
Color Cosmetics	47.0	(2.6)	49.6
Skin and Body Care	(30.3)	(23.0)	(7.3)
Corporate	(35.6)	(35.6)	—
Total	$(11.4)	$(61.2)	$49.8

OPERATING MARGIN
Fragrances	1.6%		1.6%
Color Cosmetics	12.5%		13.2%
Skin and Body Care	(14.8%)		(3.3%)
Corporate	N/A		N/A
Total	(1.1%)		4.7%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Year Ended June 30, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$352.7	$—	$352.7	$7.2	$359.9
Color Cosmetics	158.5	(2.5)	161.0	3.0	164.0
Skin and Body Care	33.1	17.9	15.2	(2.3)	12.9
Corporate	(149.2)	(149.2)	—	—	—
Total	$395.1	$(133.8)	$528.9	$7.9	$536.8

OPERATING MARGIN
Fragrances	16.2%		16.2%		15.8%
Color Cosmetics	11.0%		11.1%		10.7%
Skin and Body Care	4.3%		2.0%		1.6%
Corporate	N/A		N/A		N/A
Total	9.0%		12.0%		11.6%

	Year Ended June 30, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$341.2	$—	$341.2
Color Cosmetics	154.2	(2.6)	156.8
Skin and Body Care	(337.3)	(339.9)	2.6
Corporate	(132.4)	(132.4)	—
Total	$25.7	$(474.9)	$500.6

OPERATING MARGIN
Fragrances	14.7%		14.7%
Color Cosmetics	11.3%		11.5%
Skin and Body Care	(39.2%)		0.3%
Corporate	N/A		N/A
Total	0.6%		11.0%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
(in millions, except per share data)	2015	2014	2013
Net revenues	$4,395.2	$4,551.6	$4,649.1
Cost of sales	1,757.0	1,865.7	1,860.3
as % of Net revenues	40.0%	41.0%	40.0%
Gross profit	2,638.2	2,685.9	2,788.8
Gross margin	60.0%	59.0%	60.0%

Selling, general and administrative expenses	2,066.1	2,219.6	2,283.7
as % of Net revenues	47.0%	48.8%	49.1%
Amortization expense	74.7	85.7	90.2
Restructuring costs	75.4	37.3	29.4
Acquisition-related costs	34.1	0.7	8.9
Asset impairment charges	—	316.9	1.5
Gain on sale of asset	(7.2)	—	(19.3)
Operating income	395.1	25.7	394.4
as % of Net revenues	9.0%	0.6%	8.5%
Interest expense, net	73.0	68.5	76.5
Loss on extinguishment of debt	88.8	—	—
Other income	—	1.3	(0.8)
Income (loss) before income taxes	233.3	(44.1)	318.7
as % of Net revenues	5.3%	(1.0%)	6.9%
Provision (benefit) for income taxes	(26.1)	20.1	116.8
Net income (loss)	259.4	(64.2)	201.9
as % of Net revenues	5.9%	(1.4%)	4.3%
Net income attributable to noncontrolling interests	15.1	17.8	15.7
Net income attributable to redeemable noncontrolling interests	11.8	15.4	18.2
Net income (loss) attributable to Coty Inc.	$232.5	$(97.4)	$168.0
as % of Net revenues	5.3%	(2.1%)	3.6%
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66	$(0.26)	$0.44
Diluted	$0.64	$(0.26)	$0.42
Weighted-average common shares outstanding:
Basic	353.3	381.7	381.7
Diluted	362.9	381.7	396.4

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Year Ended June 30,
(in millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$341.3	$1,238.0
Trade receivables—less allowances of $19.6 and $16.7, respectively	679.6	664.8
Inventories	557.8	617.4
Prepaid expenses and other current assets	191.0	201.2
Deferred income taxes	86.7	63.4
Total current assets	1,856.4	2,784.8
Property and equipment, net	500.2	540.3
Goodwill	1,530.7	1,342.8
Other intangible assets, net	1,913.6	1,837.1
Deferred income taxes	10.4	11.4
Other noncurrent assets	207.6	76.1
TOTAL ASSETS	$6,018.9	$6,592.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$748.4	$810.2
Accrued expenses and other current liabilities	719.2	723.6
Short-term debt and current portion of long-term debt	28.8	33.4
Income and other taxes payable	22.4	29.4
Deferred income taxes	7.4	0.7
Total current liabilities	1,526.2	1,597.3
Long-term debt	2,605.9	3,260.1
Pension and other post-employment benefits	206.5	272.5
Deferred income taxes	352.6	273.3
Other noncurrent liabilities	256.7	228.7
Total liabilities	4,947.9	5,631.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	86.3	106.2
EQUITY:
Preferred Stock	—	—
Class A Common Stock	1.3	1.2
Class B Common Stock	2.6	2.6
Additional paid-in capital	2,044.4	1,926.9
Accumulated deficit	(193.9)	(426.4)
Accumulated other comprehensive loss	(274.0)	(85.1)
Treasury stock	(610.6)	(575.4)
Total Coty Inc. stockholders’ equity	969.8	843.8
Noncontrolling interests	14.9	10.6
Total equity	984.7	854.4
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,018.9	$6,592.5

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30th,
(in millions)	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$259.4	$(64.2)	$201.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	230.9	250.7	259.6
Asset impairment charges	—	316.9	1.5
Deferred income taxes	(68.1)	(38.4)	29.9
Provision for bad debts	4.5	3.2	3.2
Provision for pension and other post-employment benefits	16.2	17.9	16.1
Share-based compensation	30.6	46.8	144.4
Gain on sale of asset	(7.2)	—	(19.3)
Loss on early extinguishment of debt	88.8	—	—
Other	20.5	15.0	(5.3)
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(43.5)	(31.1)	(36.7)
Inventories	29.4	2.2	48.8
Prepaid expenses and other current assets	6.0	(2.3)	27.9
Accounts payable	7.0	72.4	2.4
Accrued expenses and other current liabilities	16.1	20.3	(215.5)
Tax accruals	108.6	(31.9)	(6.7)
Other noncurrent assets	(136.7)	(34.4)	11.5
Other noncurrent liabilities	(36.2)	(6.6)	0.2
Net cash provided by operating activities	526.3	536.5	463.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(170.9)	(201.5)	(193.9)
Payments for business combinations, net of cash acquired	(0.6)	(29.5)	(31.0)
Additions of goodwill	(30.0)	(30.0)	(30.0)
Proceeds from sale of asset	14.8	3.4	25.0
Cash acquired from business combination	12.3	—	—
Other	3.2	—	—
Net cash used in investing activities	(171.2)	(257.6)	(229.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	652.2	39.4	43.1
Repayments of short-term debt, original maturity more than three months	(655.0)	(48.1)	(55.5)
Net proceeds from (repayments of) short-term debt, original maturity less than three months	11.6	(8.4)	(10.7)
Proceeds from revolving loan facilities	853.0	750.0	1,148.5
Repayments of revolving loan facilities	(1,616.0)	(695.5)	(957.0)
Proceeds from term loan	800.0	625.0	1,250.0
Repayments of term loan	(200.0)	—	(1,250.0)
Proceeds from issuance of long-term debt	0.9	—	—
Repayment of Senior Notes	(584.6)	—	—
Dividend Payment	(71.0)	(76.9)	(57.4)
Net proceeds from issuance of Common Stock	48.5	21.9	6.2
Net proceeds from issuance of Common Stock to former CEO	12.5	—	—
Purchase of Class A Common Stock from former CEO	(42.0)	—	—
Payments for purchases of related party Common Stock held as Treasury Stock	—	(469.0)	—
Payments for purchases of Common Stock held as Treasury stock	(263.1)	(100.3)	(7.5)
Net (payments for) proceeds from foreign currency contracts	(37.9)	(2.1)	1.5
Payment for business combinations – contingent consideration	(0.8)	(1.1)	—
Proceeds from mandatorily redeemable noncontrolling interests	—	3.8	—
Proceeds from noncontrolling interests	1.8	—	1.7
Distributions to noncontrolling interests	(12.2)	(23.0)	(13.5)
Purchase of additional noncontrolling interests	—	(4.4)	—
Distributions to redeemable noncontrolling interests	(9.1)	(14.3)	(20.5)
Purchase of additional redeemable noncontrolling interests	(15.8)	—	—
Payment of deferred financing fees	(11.2)	(2.7)	(9.9)
Net cash (used in) provided by financing activities	(1,138.2)	(5.7)	69.0
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(113.6)	44.4	8.0
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(896.7)	317.6	311.0
CASH AND CASH EQUIVALENTS—Beginning of period	1,238.0	920.4	609.4
CASH AND CASH EQUIVALENTS—End of period	$341.3	$1,238.0	$920.4

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	$64.7	$63.7	$71.0
Cash paid during the year for income taxes, net of refunds received	104.8	84.1	84.0
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	41.2	59.2	56.7
Issuance of Treasury stock for Bourjois acquisition	376.8	—	—